Exhibit 99.1

Contact:	FOR IMMEDIATE RELEASE

Kevin Karas
Chief Financial Officer
National Research Corporation
800-388-4264
kkaras@nationalresearch.com

National Research Appoints Healthcare Visionary, Dr. Donald Berwick, to its Board of Directors

Lincoln, Nebraska, October 27, 2015 – Today, National Research Corporation (NASDAQ: NRCIA and NRCIB) announced the appointment of Donald Berwick, M.D., MPP, to its Board of Directors. Dr. Berwick is a leading authority in the advancement of patient-centered healthcare.

Dr. Berwick is the former President and CEO of the Institute for Healthcare Improvement (IHI), which he co-founded and led for almost 20 years, and where he now serves as President Emeritus and Senior Fellow. In 2008, Dr. Berwick and colleagues at IHI developed the Triple Aim framework for the goals of high-value care—improving the care of individuals; improving the health of populations; and reducing the per capita cost of healthcare. In 2013, the IHI added “Joy in Work” to its strategic goals for healthcare.

National Research Founder and Chief Executive Officer, Michael D. Hays said, “At National Research, we believe in measuring what matters most to patients, families, and staff to deliver care at a lower cost, with better outcomes and a more personalized experience. We are privileged to have Don Berwick on our board to guide us in this mission and provide the kind of direction that only his decades of experience and leadership in the improvement of healthcare can bring.”

“I am honored to join the board of National Research, a company that has demonstrated unwavering dedication to ensuring that each patient is treated as a person, not just a condition,” said Dr. Berwick. “I look forward to working with the company to broaden the healthcare world’s definitions of patient-centered care to encompass the unique needs of patients, care providers, and our communities, and to ensure all people are treated with understanding and respect.”

Dr. Berwick was appointed by President Obama as the Administrator of the Centers for Medicare and Medicaid Services (CMS), a position he held from July 2010 to December 2011. Prior, he served on the faculty of the Harvard Medical School and Harvard School of Public Health. He was also vice chair of the U.S. Preventive Services Task Force, the first "Independent Member" of the Board of Trustees of the American Hospital Association, and chair of the National Advisory Council of the Agency for Healthcare Research and Quality. He is currently a Lecturer in the Department of Health Care Policy at Harvard Medical School.

Dr. Berwick joins existing National Research board members JoAnn M. Martin, Barbara J. Mowry, John N. Nunnelly, Gail L. Warden, and Michael D. Hays.

About National Research Corporation

For more than 30 years, National Research Corporation (NASDAQ: NRCIA and NRCIB) has been at the forefront of patient-centered care. Today the company’s focus on empowering customer-centric healthcare across the continuum extends patient-centered care to incorporate families, communities, employees, senior housing residents, and other stakeholders.

National Research is dedicated to representing the true voice of patients and other healthcare stakeholders. This integration of cross-continuum metrics and analytics uncovers insights for effective performance improvement, quality measurement, care transitions, and many other factors that impact population health management.

For more information, call 800-388-4264, write to info@nationalresearch.com, or visit www.nationalresearch.com.

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